NESS ENERGY INTERNATIONAL, INC. APPOINTS NEW EXECUTIVE VICE PRESIDENT AND CHIEF OPERATING OFFICER

WILLOW PARK, TEXAS, U.S.A./NETANYA, ISRAEL, June 10, 2005 /PRNewswire-FirstCall/ — Ness Energy International, Inc. (OTC BB: NESS), today, announced the appointment of its new Executive Vice President and Chief Operating Officer.

Ness Energy International welcomes Cary E. Hughes as its new Executive Vice President and Chief Operating Officer. Mr. Hughes received his MBA from Schulich School of Business in Toronto Canada. Mr. Hughes received his BA from Case Western Reserve University, with majors in Political Science and Economics. Besides his language skills in Russian, French and Spanish, Mr. Hughes has received significant training in Marketing, business management, and leadership.

Mr. Sha Stephens, President and Chief Executive Officer of Ness Energy, was pleased at being able to convince Mr. Hughes to leave his private practice with Hughes and Associates to join Ness Energy. At Hughes and Associates, Mr. Hughes directed his company of Houston based engineers to an alliance with an Israeli-based consulting firm. Mr. Hughes developed and has brought to the market millions of dollars in transactions in the oil and gas industry. Prior to starting his own company Mr. Hughes developed and covered energy clients for Societe Generale in Houston Texas. From 1998 to 2000 Mr. Hughes developed a successful finance origination and marketing campaign in the commodity derivative market with SG Canada in Toronto.

Mr. Sha Stephens commented “The appointment of Mr. Hughes marks the next step of the New Outlook that was put into place when I came on board. His expertise in finance, his contacts and relationships that he has established over his career in the industry and most of all, his belief in The Vision of Ness, will prove to be a win win for all involved. He has experience in Israel, having worked as a financial consultant on the Yam Tethys project, Israel’s largest hydrocarbon discovery to date, which will be of great value to us by having familiarity with the players already involved in the country. We are truly excited about the future of Ness.”

About Ness-The Vision

Ness Energy is an aggressive, emerging oil and gas company building on deals that make sense. Ness Energy operates interests in the Ft. Worth Basin and the Coastal Plains regions of Texas. Ness is also a very active player in the energy industry in Israel, carrying out The Vision of The Company. Ness Energy is building at a high-speed pace through Merger, Acquisitions, Drilling, Re-Work and Re-Entry.

Certain Information

Figures are un-audited or estimates, unless otherwise noted, and are subject to more complete final figures and footnotes in financial filings with the SEC. Certain statements above are forward-looking based on Management’s expectations or estimates, subject to change. Words like “anticipates,”“expects,”“intends,”“plans,”“projects,”“believes,”“estimates” and similar identify them. They are not guarantees of performance or otherwise and are subject to risks, uncertainties and other factors, some beyond control and difficult to predict. Therefore, outcomes may differ materially from these statements. Do not place undue reliance on them. Unless legally required, the Company undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. The Company disclaims information created or distributed by any outside party and endorses only its official Press Releases. Comments concerning plans, filings, reports or other documents are limited in that they may express opinions or be summaries of less than all of the information.

CONTACT:
Ness Energy International, Inc.
Tina Sbriglia - Investor Relations
(817) 341-1477 or info@nessenergy.com
Visit us on the web at www.nessenergy.com